Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS 2004 YEAR-END RESULTS

Company Also Provides Future Guidance:

Expects $50 Million-Plus Revenues and Sound Net Income in 2005;

Accelerating Earnings in 2006 Based on Ramp-Up of New Contracts

NEW YORK - April 15, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on aerosol drug delivery technologies and products, reported today operating results for the year and fourth quarter ended December 31, 2005. The company also provided guidance for 2005.

For 2004, revenues totaled $15.7 million versus $13.1 million the prior year, which covered less than a full-year period of March 7 2003 to December 31, 2003. There was a net loss in 2004 of $16.9 million, or $.52 per share, compared with a net loss in 2003 of $13.4 million, or $0.59 a share. Detailed financial statements are presented in the company’s Form 10-KSB filed today, which can be downloaded from Inyx’s website.

For the 2004 fourth quarter, revenues were $4.2 million versus $5.0 million in the 2003 period. The 2004 fourth-quarter net loss was $7.0 million, or $0.18 per share, as opposed to a 2003 last period loss of $6.2 million, or $0.27 per share.

Results in Perspective & Future Guidance

Jack Kachkar, M.D., Chairman & CEO of Inyx, Inc., said, “Our revenues in 2004 were approximately $10 million less than originally anticipated because of the delay in two contracts that were initially scheduled to start last year but didn’t because the required government and regulatory approvals were not secured and not in Inyx’s control.” One of the delayed contracts is now scheduled to start production in the fourth quarter of this year with full ramp-up in 2006. It is anticipated that the other delayed contract also will commence later this year.

“Furthermore, we have very significant contractual relationships commencing this second quarter with two new clients, which will have a materially positive impact on 2005 results,” added Dr. Kachkar.

One new relationship is with Kos Pharmaceuticals, Inc. (Nasdaq: KOSP), with which Inyx signed a 10-year agreement for Inyx to produce Kos’ Azmacort® Inhalation Aerosol product line. This contract is expected to generate about $10 million in annual revenues to Inyx. (See separate press release also issued today for further details on the new Inyx contract from Kos.)

“Based on Kos and a new contractual partnering relationship with another leading specialty pharmaceutical company with which we have agreement and expect to execute before the end of this month, as well as the commencement and ramp-up this year of several existing contracts, Inyx expects revenues in 2005 to total in excess of $50 million and to record sound net earnings. These same contracts, plus the introduction of Inyx’s own initial proprietary products, should ramp-up revenues to over $75 million and net earnings to more than $7 million in 2006, based on current roll-out schedules,” Dr. Kachkar said.

Exhibit 99.1 - Page 1

“These expectations do not include any new contracts or initiatives going forward from our newly acquired U.S. site in Puerto Rico or from our operations in the U.K.,” added the Inyx chief executive. “So, while 2004 and 2003 were in effect a start-up period for our company’s present formation, we are very excited about 2005 and the coming years as our growth is driven by Inyx’s aerosol drug delivery expertise and technologies.”

Key Growth Drivers

One of the key business drivers for Inyx is the company’s significant expertise in converting from chlorofluorocarbon (CFC) to CFC-free aerosol pharmaceutical products, according to Dr. Kachkar. This conversion is mandated by the Montreal Protocol, an international agreement signed by 188 nations banning the use of ozone-depleting CFC pharmaceuticals by or before 2010. CFC is already banned in pharmaceutical products in Europe, Canada, Japan and many other countries; the United States is expected to start implementing the ban in coming years. In 2003, for instance, over 90% of the asthma inhalers sold in the U.S. contained CFC, which will have to be replaced by a non-ozone depleting gas propellant. The conversion from CFC to CFC-free pharmaceuticals is estimated to be up to a $5 billion-plus niche market.

Inyx also sees significant growth from the company’s expertise and proprietary technology in hydrocarbon aerosol pharmaceutical product development and manufacturing, as the use of non-CFC-based foam products continues to grow in dermatological and topical applications. This is being driven by the trend to convert conventional cream or lotion treatments into aerosol foam or mousse formulations, which better penetrate the skin and, in turn, provide medication faster as well as do not leave any greasy residue on skin or clothing compared with traditional ointments.

In addition, last fall, Inyx acquired a patented platform technology that will enable the company to improve the delivery of inhalation-therapy drugs across a broad spectrum of treatments, not only respiratory conditions but also acute and systemic pain management where speed and ease of delivery are important. There is increasing interest today in delivery through the lungs, which is faster than conventional oral pills because of bypassing the digestive tract, like an injection. However, with aerosol inhalation delivery there is no pain or patient reluctance associated with needle use. The novel technology Inyx has acquired utilizes a lipid-binding matrix for enhancing the aerosol delivery of both single molecule and combination drugs. The use of combination drug therapy is also an increasing trend today in medicine. But, while many drugs work well in tandem biologically in the body, often there are molecular incompatibility problems to prevent the use of a combined delivery that Inyx’s lipid technology overcomes. Inhalation-therapy combination drugs are expected to approach a $10 billion annual global market within three years.

Introduction of Proprietary Products

“Inyx’s revenues will grow not only from our contract manufacturing and development services, but also from the sale of our own proprietary pharmaceutical products, which we expect will carry materially higher profit margins,” said Dr. Kachkar. Inyx is focusing its own R&D on inhalation-therapy drug delivery devices and methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological, topical and cardiovascular applications. These consist of single molecule and combination non-ozone-depleting HFA respiratory inhalants and oral sprays for cardiovascular ailments, as well as wound irrigation and cleansing sprays utilizing a novel barrier technology, and anti-inflammatory nasal pumps.

Exhibit 99.1 - Page 2

Inyx’s initial two proprietary products are expected to be ready for commercial marketing by year-end and to contribute to bottom-line earnings, as well as revenue growth, starting in 2006.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., which has newly acquired operations in Manati, Puerto Rico; Inyx Pharma Limited, which has development and production facilities located near Manchester, England; and Inyx Canada, Inc. based in Toronto, which provides business development and support services. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Safe Harbor
Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Exhibit 99.1 - Page 3

INYX, INC.
SELECTED FINANCIAL INFORMATION
STATEMENT OF OPERATIONS SUMMARY
(Tabular amounts expressed in thousands of U.S. dollars, except per share amounts)

	Successor		Predecessor
	For the Year Ended December 31, 2004	For the Period from March 7, 2003 through December 31, 2003	For the Period from January 1, 2003 through March 6, 2003
Net revenues	$15,699	$13,099	$2,396
Gross profit	1,383	2,465	520
Total operating expenses	13,622	12,839	694
Loss from operations before interest and financing costs, income tax benefit (expense) and discontinued operations	(12,239)	(10,374)	(174)
Interest & financing costs	3,370	4,312	176
Income tax benefit (expense)	(1,333)	1,294	—
Loss from discontinued operations	—	—	(558)
Net loss	$(16,942)	$(13,392)	$(350)
Loss per share of common stock outstanding and fully diluted:	$(0.52)	$(0.59)	—

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For more information, please contact:
Jay M. Green, Executive VP
Inyx, Inc.
jgreen@inyxinc.com

Exhibit 99.1 - Page 4